As filed with the Securities and Exchange Commission on January 12, 2006
Registration No. 333-125925

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
To
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIAD FINANCIAL SPECIAL PURPOSE LLC
(Originator of the Trusts Described Herein)
(Exact name of Registrant as Specified in its Charter)

Delaware	6189	25-1919443
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Triad Financial Corporation
7711 Center Avenue, Suite 390
Huntington Beach, California 92647
(714) 373-8300
(Address, including zip code, and telephone number, including area code, of principal executive offices of Registrant)
Timothy O’Connor
General Counsel
Triad Financial Corporation
7711 Center Avenue, Suite 100
Huntington Beach, California 92647
(714) 373-8300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With A Copy To:
Kenneth P. Morrison, P.C.
Kirkland & Ellis LLP
200 East Randolph
Chicago, Illinois 60601
(312) 861-2000

Approximate Date of Commencement of Proposed Sale to the Public:  from time to time after the effective date of this Registration Statement as determined in light of market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Post-Effective Amendment No. 1 is being filed for the purpose of including the additional undertakings required by Regulation AB (17 CFR 229.1105).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the offering of the securities, other than underwriting discounts and commissions, described in this Registration Statement:

Securities and Exchange Commission registration fee	$588,500
Trustee fees and expenses	70,000
Blue Sky fees and expenses (including attorneys’ fees and expenses)	70,000
Printing expenses	350,000
Accountant’s fees and expenses	350,000
Rating Agency fees	2,450,000
Legal fees and expenses	1,750,000

Miscellaneous expenses	70,000

Total	$5,698,500

Item 15.  Indemnification of Directors and Officers.

The following is a summary of the statutes, limited liability company agreement or other arrangements under which the Registrant’s directors and officers are insured or indemnified against liability in their capacities as such.

Limited Liability Company Agreement

Section 7.2 of our Limited Liability Company Agreement provides that all of our members, managers, officers, employees, agents and legal representatives will be indemnified and held harmless by us to the fullest extent legally permissible against all expenses, claims, damages, liabilities and losses (including, without limitation, judgments, interest on judgments, fines, charges, costs, amounts paid in settlement, expenses and attorney’s fees incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or any appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission), arising out of, or in connection with, the management or conduct of our business affairs, except for any damages to the extent that they are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such member, manager, officer, employee, agent or legal representative.

Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to standard restrictions, if any, as are set forth in its limited liability company agreement.

Liability Insurance

The Registrant has purchased and maintains insurance on behalf of its agents, including its officers and directors, against any liability asserted against them in such capacity or arising out of such agents’ status as an officer or director.

Item 16.  Exhibits and Financial Statement Schedules.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17.  Undertakings.

The undersigned hereby undertakes:

(a) As to Rule 415:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the applicable registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in the form of prospectus filed pursuant to 424(b) that is part of this registration statement; provided, further, however, that clauses (i) and (ii) above will not apply if the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supercede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) As to documents subsequently filed that are incorporated by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) As to the Equity Offerings of Nonreporting Registrants:

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(d) As to indemnification:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) As to qualification of Trust Indentures under Trust Indenture Act of 1939 for delayed offerings:

The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Triad indenture trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under section 305 (b) (2) of the Act.

(f) As to Rule 430A:

For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) As to Regulation AB:

The undersigned registrant hereby undertakes:

(i) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB (17 CFR 229.1100(c)(1)) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(ii) That, except as otherwise provided by Item 1105 of Regulation AB (17 CFR 229.1105), information provided in response to that Item pursuant to Rule 312 of Regulation S-T (17 CFR 232.312) through the specified Internet address in the prospectus is deemed to be a part of the prospectus included in the registration statement.

(iii) To provide to any person without charge, upon request, a copy of the information provided in response to Item 1105 of Regulation AB pursuant to Rule 312 of Regulation S-T through the specified Internet address as of the date of the prospectus included in the registration statement if a subsequent update or change is made to the information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Beach, State of California, on the 12th day of January, 2006.

TRIAD FINANCIAL SPECIAL PURPOSE LLC

/s/  Carl B. Webb
Carl B. Webb
President and Manager

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below on January 12, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ Carl B. Webb Carl B. Webb	President and Manager (Principal Executive Officer)

/s/ Mike L. Wilhelms Mike L. Wilhelms	Vice President and Manager (Principal Financial Officer and Principal Accounting Officer)

/s/ Orlando Figueroa Orlando Figueroa	Manager

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement. *
3.1	Certificate of Formation of the Registrant. *
3.2	Limited Liability Company Agreement of the Registrant. *
4.1	Form of Indenture. *
4.2	Form of Sale and Servicing Agreement. *
4.3	Form of Trust Agreement. *
5.1	Opinion of Kirkland & Ellis LLP with respect to legality. *
8.1	Opinion of Kirkland & Ellis LLP with respect to tax matters. *
10.1	Form of Purchase Agreement. *
23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 and 8.1). *
25.1	Statement of Eligibility of the Trustee for the Notes and Certificates.**

*	Previously filed.

**	To be filed in accordance with Section 305(b) (2) of the Trust Indenture Act of 1939